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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549



                                     FORM 8-K

                                  CURRENT REPORT
                     (PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934)


                                  January 28, 1998
                 (Date of Report (Date of Earliest Event Reported))


                     GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
                (Exact name of registrant as specified in its charter)


          DELAWARE                         2741                     95-4578632
(State or other jurisdiction of     (Primary Standard           (I.R.S. Employer
incorporation or organization)      Industrial Classification)  Identification Number)


                                  5548 Lindbergh Lane
                              Bell, California 90201-6410
                                     (213) 980-4300
(Address, including  ZIP code, and telephone number, including area code, of registrant's principal executive offices)


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ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

Effective January 28, 1998, the Company engaged Lurie, Besikof, Lapidus & Co., LLP, a Minnesota-based accounting firm ("Lurie, Besikof"), as the Company's principal independent accountants.

On October 8, 1997, the assets of OSP Publishing, Inc., the Company's wholly owned subsidiary ("OSP"), were sold through a public foreclosure sale to Senoral, Inc., the Company's lender ("Senoral"), for $1,000,000 as the result of the Company's defaults on certain indebtedness in favor of Senoral aggregating approximately $1.7 million. Senoral is controlled by Alan
Saloner who owns 250,000 shares of the Company's common stock. Following the public sale, a deficiency of approximately $770,000 was owed by the Company to Senoral under the line of credit.

The OSP assets were then sold to LJR Trading, Inc. ("LJR"), a wholly owned subsidiary of Erekesef Securities Limited, an independent third party ("Erekesef"). Effective October 24, 1997, the Company and Erekesef entered into an agreement whereby the Company agreed to purchase all of the outstanding stock of LJR in exchange for 8,000,000 shares of the Company's common stock.

The Company is contemplating selling the stock of OSP to a third party, and, in December 1997, the Company sought the opinion of Lurie, Besikof to the effect that, following such sale, the liabilities of OSP (the "OSP Liabilities") would be removed from the Company's consolidated balance sheet. On December 11, 1997, Lurie, Besikof furnished a memorandum to the Company indicating that, upon a sale of the stock of OSP to an independent third party, the OSP Liabilities would be removed from the Company's balance sheet. The memorandum was qualified by any contrary position of the SEC, whose concurrence on this matter is currently being sought.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (c) Exhibits

        Exhibit No.               Description                        Page No.
        -----------               -----------                        --------

        16.1             Memorandum, dated December 11, 1997 from
                         Lurie, Besikof to Global One


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                                   SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, Global One Distribution & Merchandising Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 2, 1998



                                        GLOBAL ONE DISTRIBUTION
                                        & MERCHANDISING INC.


                                        By: /s/ Douglass E. Coy
                                           ----------------------------
                                            Douglass E. Coy